Filed Pursuant to Rule 424(b)(5)
Registration No. 333-249311

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 9, 2020)

ALTERITY THERAPEUTICS LIMITED US$50,000,000 Ordinary Shares represented by American Depositary Shares

This prospectus supplement relates to the offer and sale of ordinary shares from time to time, represented by American Depositary Shares, or ADSs, having an aggregate offering price of up to US$50,000,000. The ADSs are evidenced by American Depositary Receipts, or ADRs. We have entered into an At Market Issuance Sales Agreement, dated October 16, 2016, as amended on November 8, 2017 and December 16, 2020, which we refer to as the Sales Agreement, with B. Riley Securities, Inc. (formerly B. Riley FBR, Inc.), or B. Riley Securities, and JonesTrading Institutional Services LLC, or JonesTrading, each of B. Riley Securities and JonesTrading individually an “Agent” and collectively the “Agents.” The Sales Agreement provides, among other things, for the sale of an aggregate US$55,124,764 of our ADSs, of which $5,124,764 has been sold. This prospectus supplement amends and replaces our prospectus supplement dated April 10, 2019.

Our ADSs are listed on The NASDAQ Capital Market under the symbol “ATHE.” On December 15, 2020, the closing price of an ADS of Alterity Therapeutics Limited on The NASDAQ Capital Market was US$1.50.

Sales of our ADSs under this prospectus supplement and the accompanying prospectus, if any, may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. B. Riley Securities and JonesTrading will act as sales agents on a best efforts basis using commercially reasonable efforts consistent with their normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The Agents will be entitled to compensation at a fixed commission rate of up to 3.0% of the gross sales price per share sold. In connection with the sale of ADSs on our behalf, each of the Agents will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agents will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agents against certain liabilities, including liabilities under the Securities Act.

Investing in the ADSs involves a high degree of risk. Before buying any securities, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-3 of this prospectus supplement and on page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

B. Riley Securities	JonesTrading

The date of this prospectus supplement is December 16, 2020.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

S-i

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “Alterity” “we,” “us,” “our,” or similar references mean Alterity Therapeutics Limited and its subsidiaries, unless otherwise indicated.

All references to “U.S. dollars” or “US$” in this supplement and the accompanying prospectus are to U.S. dollars, and all references to “Australian dollars” or “A$” are to the currency of Australia.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our ADSs and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the ADSs that we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

You should read this document together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may authorize to be provided to you. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy ADSs, nor does this prospectus supplement, the accompanying prospectus and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy ADSs in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related free writing prospectus is delivered or ADS is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary may not contain all the information that you should consider before investing in our ADSs. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

We were incorporated under the laws of the Commonwealth of Australia on November 11, 1997 under the name Prana Biotechnology Limited and began limited operations shortly thereafter. We changed our name to Alterity Therapeutics Limited on April 8, 2019. Our mission is to develop therapeutic drugs designed to treat the underlying causes of degeneration of the brain as the aging process progresses. While we historically focused on drugs targeting Alzheimer’s disease and Huntington disease, we are currently concentrating our efforts on drugs targeting Parkinsonian and other movement disorders. Other potential applications for our proprietary compounds include the treatment or amelioration of neurodegenerative disorders such as tauopathies, Motor Neuron disease, Creutzfeldt-Jakob disease (the human variant of Mad Cow disease), certain cancers, age-related macular degeneration, or antibiotic resistance.

ATH434 (formerly PBT434), Alterity’s leading drug candidate, has received orphan drug designation for Multiple System Atrophy, or MSA, in the U.S. and EU, conferring 7 and 10 years of market exclusivity respectively in addition to other benefits. MSA is a rare and rapidly progressive neurological disorder affecting adults. It has no known cause. In addition to presenting with motor symptoms like those in Parkinson’s disease, individuals with MSA may also experience loss of ability to co-ordinate voluntary movements and impaired ability to maintain normal blood pressure, bowel function and bladder control. Most of these symptoms are not addressed by available drugs for patients with Parkinson’s disease. As the condition progresses, daily activities become increasingly difficult and complications such as increased difficulty swallowing, vocal cord paralysis, progressive immobility, and poor balance become more prominent. Symptoms tend to appear after age 50 and rapidly advance, leading to profound disability. Preclinical studies showed that ATH434 reduced the pathological markers of MSA and a related disorder, Parkinson’s disease. They also demonstrated improved function and a neuroprotective benefit, with potential to modify the progression of these diseases. Phase 1 trials indicated that ATH434 had a favourable safety and pharmacokinetic profile, achieving drug concentrations at the site of action that met or exceeded those associated with efficacy in animal models of Parkinson’s disease and MSA. No assurance can be given that ATH434 will succeed.

Recent Private Placements and this Offering

On October 15, 2020, we received binding commitments for a capital raising of A$35 million that was conducted in a two tranche private placement to Australian and International institutions and other unrelated sophisticated, professional or exempt investors. The placement was fully subscribed and was conducted at $0.037 per share, representing a discount of 25.7% to the 30-day VWAP and 24.8% discount to the 15 day VWAP prior to the initiation of the private placement. For every share allocated in tranche two of the placement, one option was issued.

Tranche One of the placement raised A$10 million in accordance with the Company’s available placement capacity pursuant to ASX Listing Rules 7.1 (162,750,604 shares) and 7.1A (108,500,403 shares), being a total of 271,251,007 shares. Tranche Two, which required and received shareholder approval, raised A$25 million (674,694,939 shares and one (1) for one (1) free attaching options having an exercise price of A$0.07).

The purpose of the private placements was to provide Alterity with the ability to progress its clinical development program for ATH434 including a Natural History study and a Phase 2 trial, both in MSA patients, ongoing research and discovery, and working capital. ATH434 is in development for MSA, its first disease target.

Corporate Information

Our registered office is located at Level 3, 62 Lygon Street, Carlton, Victoria, 3053, Australia and our telephone number is 011-61-3-9824-5254. Our principal executive office is located at Level 3, 460 Bourke Street, Melbourne, VIC 3000, Australia and our telephone number is 011-61-3-9349-4906. Our address on the internet is www.alteritytherapeutics.com. The information in our website is not incorporated by reference into this prospectus supplement and should not be considered as part of this prospectus supplement.

The Offering

Securities offered	Ordinary shares represented by ADSs having an aggregate offering price of up to US$50,000,000.

The ADSs	Each ADS represents sixty (60) ordinary shares, no par value. The offered ADSs are evidenced by ADRs.

Depositary	The Bank of New York Mellon

Manner of Offering	“At the market offering” that may be made from time to time through the Agents, B. Riley Securities and JonesTrading. See “Plan of Distribution” on page S-7.

Ordinary Shares outstanding as of December 15 , 2020	2,030,949,978 ordinary shares (which excludes 745,244,939 ordinary shares issuable upon the exercise of options having exercise prices ranging from A$0.07 to A$0.11 per share).

Use of proceeds	We intend to use the net proceeds from this offering for ongoing and future clinical trials, and future research programs into the development of our proprietary compounds, including our lead compound, ATH434, and for working capital purposes. See “Use of Proceeds” on page S-5.

NASDAQ Capital Market symbol	“ATHE”

Risk Factors	This investment involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risks you should consider carefully before making an investment decision.

Unless otherwise stated, all information contained in this prospectus supplement reflects the assumed public offering price of US$1.50 per ADS, which was the last reported sale price of an ADS representing our ordinary shares on The NASDAQ Capital Market on December 15, 2020.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 20-F on file with the SEC, as revised or supplemented by our reports subsequently filed after the date hereof with the SEC and incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus supplement.

Risks Related to the Offering

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways with which you and other shareholders may disagree.

We intend to use the net proceeds from this offering for ongoing and future clinical trials and research programs into the development of our proprietary compounds, including our lead compound, ATH434, and for working capital purposes. Pending these uses, our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our ordinary shares.

You will experience immediate and substantial dilution in the net tangible book value per share of the ordinary shares you purchase.

Since the assumed price per share of our ordinary shares being offered is substantially higher than the net tangible book value per share of our ordinary shares, you will suffer substantial dilution in the net tangible book value of the ADSs you purchase in this offering. The shares sold in this offering, if any, will be sold from time to time at various prices. After giving effect to: (i) the sale of 47,646,000 shares on July 2, 2020 in an “at the market offering” with net proceeds of A$1.5 million (US$1.1 million); (ii) the sale of our ADSs in the maximum aggregate offering amount of US$50,000,000 at an assumed offering price of US$0.025 per ordinary share or US$1.50 per ADS, the last reported sale price of our ADS representing ordinary shares on December 15, 2020; (iii) the issuance of 945,945,946 ordinary shares and options to purchase 674,694,939 ordinary shares in November 2020, with estimated net proceeds of A$32.7 million; and (iii) after deducting estimated commissions and other offering expenses payable by us, our net tangible book value as of June 30, 2020 on an as adjusted basis would have been US$77.9 million, or US$0.019 per ordinary share. This represents an immediate increase in the net tangible book value of US$.0045 per share or US$0.26 per ADS to our existing stockholders and an immediate and substantial dilution in net tangible book value of US$0.006 per share or US$0.34 per ADS to new investors who purchase our ADSs in the offering. See “Dilution” for a more detailed discussion of the dilution you may incur in connection with this offering.

Risks Related to Our Securities

Our stock price may be volatile and the U.S. trading market for our ADSs is limited.

The market price for our securities, like that of the securities of other pharmaceutical and biotechnology companies, has fluctuated substantially and may continue to be highly volatile in the future. During the last two fiscal years ended June 30, 2020 and subsequently until December 15, 2020 the market price for our ordinary shares on the ASX ranged from as low as US$0.36 to a high of US$3.43. The market price for our securities has been affected by both broad market developments and announcements relating to actual or potential developments concerning products under development. We believe that the following factors, in addition to other risk factors described above and elsewhere in this prospectus supplement, will continue to significantly affect the market price of our ordinary shares:

•	the results of pre-clinical testing and clinical trials by us and our competitors;

•	developments concerning research and development, manufacturing, and marketing alliances or collaborations by us and our competitors;

•	announcements of technological innovations or new commercial products by us and our competitors;

•	determinations regarding our patent applications and patents and those of others;

•	publicity regarding actual or potential results relating to medicinal products under development by us and our competitors;

•	proposed governmental regulations and developments in Australia, the United States and elsewhere;

•	litigation;

•	economic and other external factors; and

•	period-to-period fluctuations in our operating results.

In addition, stock markets have experienced extreme price and volume fluctuations. These fluctuations have especially affected the stock market price of many high technology and healthcare related companies, including pharmaceutical and biotechnology companies, and, in many cases, are unrelated to the operating performance of the particular companies. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our securities.

Your ownership interest in our company may be diluted as a result of additional financings.

We may seek to raise funds from time to time in public or private issuances of equity, and such financings may take place in the near future or over the longer term. Since the inception of our “At-The-Market” facility in 2011 and through December 15, 2020, we sold an aggregate of 424,889,350 ordinary shares under this facility and raised a total of A$54.1 million (US$47.7 million) in gross proceeds.

We recently completed a two-stage private placement of 945,945,946 ordinary shares with options to purchase 674,694,939 ordinary shares at a price per share of A$0.07.

Without shareholder approval, we may not issue more than 25% of our outstanding ordinary shares in any twelve month period other than by a pro rata rights offering or a share purchase plan offer (of shares with a value at the issue price of up to A$30,000 per shareholder to a maximum of 30% of our outstanding shares) in each case to the then existing shareholders in accordance with the listing rules of the ASX.  Sales of our ADSs offered through our “At-The-Market” facility, future equity offerings and the exercise of our outstanding options may result in substantial dilution to the interests of our current shareholders. The sale of a substantial number of securities to investors, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

There is a substantial risk that we are a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

Holders of our ADSs who are U.S. residents face income tax risks. There is a substantial risk that we are a passive foreign investment company, commonly referred to as a PFIC. Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ADSs and would likely cause a reduction in the value of such ADRs. For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which either (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, cash is considered to be an asset that produces passive income. As a result of our substantial cash position and the decline in the value of our stock, we believe that we became a PFIC during the taxable year ended June 30, 2005, and once again qualified as a PFIC during each of the following fiscal years. We believe that we once again will be classified as a PFIC for the taxable year ended June 30, 2020. If we are classified as a PFIC for U.S. federal income tax purposes, highly complex rules will apply to U.S. holders owning ADRs. Accordingly, you are urged to consult your tax advisors regarding the application of such rules. United States residents should carefully read “Item 10.E. Additional Information - Taxation, United States Federal Income Tax Consequences” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ADSs.

We do not anticipate paying dividends on our ordinary shares.

We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our Board of Directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

Currency fluctuations may adversely affect the price of our securities.

Our ordinary shares are quoted in Australian dollars on the ASX and our ADSs have traded on The NASDAQ Capital Market in United States dollars. Movements in the Australian dollar/U.S. dollar exchange rate may adversely affect the U.S. dollar price of our ordinary shares. In the past year the Australian dollar has generally appreciated against the U.S. dollar. Any continuation of this trend may positively affect the U.S. dollar price of our ordinary shares, even if the price of our ordinary shares in Australian dollars increases or remains unchanged. However, this trend may not continue and may be reversed. If the Australian dollar weakens against the U.S. dollar, the U.S. dollar price of the ordinary shares could decline, even if the price of our ordinary shares in Australian dollars increases or remains unchanged.

USE OF PROCEEDS

We may issue and sell ordinary shares represented by ADSs having aggregate sales proceeds of up to US$50,000,000 from time to time. Except as described in any free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds, if any, from this offering primarily for ongoing and future clinical trials and research programs into the development of our proprietary compounds, including our lead compound, ATH434, and for working capital purposes.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we expect to invest the net proceeds in highly liquid investments.

DILUTION

If you invest in our securities, your ownership interest will be immediately diluted to the extent of the difference between the offering price per ordinary share paid by purchasers in this offering and the pro forma as adjusted net tangible book value per ordinary share after completion of the offering. Dilution results from the fact that the per ordinary share offering price is substantially in excess of the book value per ordinary share attributable to the existing holders of our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2020 was approximately US$4.9 million, or US$0.005 per ordinary share (US$0.28 per ADS). Net tangible book value per share or per ADS represents the amount of our total tangible assets less total liabilities divided by the total number of ordinary shares or ADSs outstanding. Each ADS represents 60 ordinary shares.

After giving effect to the sale of 47,646,000 shares on July 2, 2020 in an “at the market offering” with net proceeds of A$1.5 million (US$1.1 million) and the two-stage private placement completed in November 2020, with estimated net proceeds of A$32.7 million (US$24.5 million), our proforma net tangible asset value as of June 30, 2020 was US$30.5 million, or US$0.015 per ordinary share (US$0.90 per ADS). After giving further effect to the sale of 2,000,000,000 ordinary shares (33,333,333 ADSs) in this offering of US$50,000,000 at an assumed offering price of US$0.025 per ordinary share, or US$1.50 per ADS, which was our closing price of our ADSs on the NASDAQ Capital Market on December 15, 2020 and after deducting estimated offering commissions and other estimated offering expenses, our as-adjusted proforma net tangible book value as of June 30, 2020 would have been US$77.9.0 million or US$0.019 per ordinary share (US$1.164 per ADS). This represents an immediate increase in the proforma net tangible book value of US$0.004 per ordinary share (US$0.26 per ADS) to our existing stockholders and an immediate and substantial dilution in proforma net tangible book value of US$0.006 per ordinary share (US$0.34 per ADS) to new investors.

The following table sets forth the estimated net tangible book value per ordinary share in US$ after the offering and the dilution to persons purchasing ordinary shares based on the foregoing offering assumptions.

Assumed offering price per ordinary share		$0.025
Historical net tangible book value per ordinary share as of June 30, 2020	$0.005
Increase in proforma net tangible book value per ordinary share attributable to the July “at the market offering” and November 2020 private placements	$0.010
Increase in proforma net tangible book value per ordinary share attributable to new investors	$0.004
Pro forma as-adjusted net tangible book value per ordinary share after this offering		$0.019
Increase per ordinary share attributable to new investors		$0.006

This discussion of dilution, and the table quantifying it, assumes no exercise of any outstanding options or warrants over our ordinary shares. The table above contains a translation of net tangible book value at June 30, 2020 from Australian dollar amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader, which was A$1.00 to US$0.6863. Thereafter the proforma has been made at the exchange rate of A$1.00 to US$0.751, which was the exchange rate at December 15, 2020.

PLAN OF DISTRIBUTION

We have entered into an At Market Issuance Sales Agreement, dated October 16, 2016, as amended on November 8, 2017 and December 16, 2020 with B. Riley Securities, Inc. (formerly B. Riley FBR, Inc.), or B. Riley Securities, and JonesTrading Institutional Services LLC, or JonesTrading, or the Sales Agreement, under which we may issue and sell ADSs for up to $50,000,000 of our ordinary shares from time to time pursuant to this Prospectus Supplement through B. Riley Securities and JonesTrading acting as Agents.

The Agents may sell the ADSs by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act. The ADSs are evidenced by ADRs.

Each time that we wish to issue and sell ADSs under the Sales Agreement, we will provide an Agent with a placement notice describing the number of ADSs to be issued, the time period during which sales are requested to be made, any limitation on the number of ADSs that may be sold in any one day and any minimum price below which sales may not be made. We have agreed that on any single day we will only issue a placement notice to one Agent and will not request both Agents to sell ADSs on the same date.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the Sales Agreement, the Agents have each agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such ADSs up to the amount specified on such terms. Unless otherwise specified, the settlement between us and the Agents of our ADSs will occur on the second trading day following the date on which the sale was made. The obligation of the Agents under the Sales Agreement to sell our ADSs pursuant to a placement notice is subject to a number of conditions. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay the Agents a commission of up to 3.0% of the gross proceeds of the sales price of all ADSs sold through them as sales agents under the Sales Agreement. Because there is no minimum offering amount required as a condition to closing this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We estimate that the total expenses for the offering, excluding compensation payable to the Agents under the terms of the Sales Agreement, will be approximately US$100,000. .

In connection with the sale of our ADSs contemplated in this prospectus supplement, the Agents are “underwriters” within the meaning of the Securities Act, and the compensation paid to them will be deemed to be underwriting commissions or discounts. We have agreed to indemnify the Agents against certain civil liabilities, including liabilities under the Securities Act.

Sales of our ADSs as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the Agents may agree upon.

The offering of our ADSs pursuant to this prospectus supplement will terminate on the earlier of (1) the sale of all of the ordinary shares subject to this prospectus supplement, or (2) termination of the Sales Agreement t by us or the Agents.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement, as amended, has been or will be filed with the SEC as an exhibit to a Report on Form 6-K filed under the Securities Exchange Act of 1934, or the Exchange Act, and is incorporated by reference in this prospectus supplement and the accompanying prospectus.

None of the Agents has any relationship with us other than their role as a sales agent for our current “at the market offerings” of ADSs. The Agents and their affiliates may in the future provide various investment banking and other financial services for us, for which services they may in the future receive customary fees.

LEGAL MATTERS

Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus supplement. The validity of the ordinary shares represented by ADSs offered in this offering will be passed upon for us by Quinert Rodda & Associates Pty Ltd., Melbourne, Australia, our Australian counsel. The Agents are being represented in connection with this offering by Duane Morris LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended June 30, 2020 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is a part of a registration statement on Form F-3 that we filed on November 13, 2020, with the SEC under the Securities Act. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the SEC (Commission File Number 000-49843). These filings contain important information that does not appear in this prospectus supplement or the accompanying prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically. In addition, we make available, without charge, through our website, www.alteritytherapeutics.com, electronic copies of various filings with the SEC, including copies of our Annual Report on Form 20-F. The information on our website is not and should not be considered part of this prospectus supplement and is not incorporated into this prospectus supplement by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus supplement the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act, before the time that all of the securities offered by this prospectus supplement have been sold or de-registered.

●	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2020, as filed with the Commission on September 15, 2020;

●	Our Reports on Form 6-K for September 18 and 21, October 20, 23 (two reports), 27 and 30, 2020; and November 16, 18 (three reports) and 19 and 24 (two reports), 2020 and December 2, 2020; and

●	The description of our ADRs contained in our Form 20-F for the fiscal year ended June 30, 2020.

In addition, we may incorporate by reference into this prospectus supplement our reports on Form 6-K filed after the date of this prospectus supplement (and before the time that all of the securities offered by this prospectus supplement have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus supplement.

Certain statements in and portions of this prospectus supplement update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to Alterity Therapeutics Limited, Level 3, 460 Bourke Street, Melbourne Victoria 3000, Australia: Kathryn Andrews, Chief Financial Officer, telephone number 011-61-3-9349-4906. You may also obtain information about us by visiting our website at http://www.alteritytherapeutics.com.  Information contained in our website is not part of this prospectus supplement.

We are an Australian company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We make all required filings with the SEC electronically, and these filings are available over the Internet at the SEC’s website at http://www.sec.gov.

ALTERITY THERAPEUTICS LIMITED $50,000,000 Ordinary Shares represented by American Depositary Shares Warrants Units

We may offer to the public from time to time in one or more series or issuances:

●	American depositary shares, or ADSs, with each ADS representing sixty ordinary shares; or

●	warrants to purchase ADSs; or

●	a combination of the above as units.

We refer to the ordinary shares, ADSs, warrants and units collectively as “securities” in this prospectus.

The ADSs, are listed on the NASDAQ Capital Market under the symbol “ATHE.” On October 2, 2020, the closing price of an ADS representing ordinary shares of Alterity Therapeutics Limited on the NASDAQ Capital Market was US$2.02.

The securities will have a total public offering price not to exceed $50,000,000. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 3.

The aggregate market value of our outstanding Ordinary Shares held by non-affiliates on October 2, 2020, as calculated in accordance with General Instruction I.B.5. of Form F-3, was approximately $45.537million. During the prior 12 calendar month period that ends on, and includes, the date of this prospectus, we have offered securities with an aggregate market value of approximately $3.769 million pursuant to General Instruction I.B.5 of Form F-3. Pursuant to General Instruction I.B.5, in no event will we sell securities pursuant to this prospectus with a value of more than one-third of the aggregate market value of our Ordinary Shares held by non-affiliates in any 12-month period, so long as the aggregate market value of our Ordinary Shares held by non-affiliates is less than $75,000,000.Investing in these securities involves certain risks. Please carefully consider the “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 1 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2020

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, the terms “we,” “us,” “Alterity and “our” mean Alterity Therapeutics Limited and its subsidiaries, unless otherwise indicated

All references to “U.S. dollars” or “US$” in this prospectus are to U.S. dollars, and all references to “Australian dollars” or “A$” are to the currency of Australia.

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SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total U.S. dollar amount of $50,000,000 or the equivalent denominated in foreign currencies or foreign currency units. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

Alterity Therapeutics Limited

We were incorporated under the laws of the Commonwealth of Australia on November 11, 1997 and began limited operations shortly thereafter. Our mission is to develop therapeutic drugs designed to treat neurodegenerative diseases, currently focusing on Parkinsonian and other movement disorders.

Corporate Information

Our registered office is located at Level 3, 62 Lygon Street, Carlton, Victoria 3053 Australia and our telephone number is 011-61-3-9824-5254. Our principal executive office is located at Level 3, 460 Bourke Street, Melbourne, Victoria 3052, Australia and our telephone number is 011-61-3-9349-4906. Our address on the internet is www.alteritytherapeutics.com. The information in our website is not incorporated by reference into this prospectus and should not be considered as part of this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $50,000,000.  The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

CAPITALIZATION

The table below sets forth our capitalization as of June 30, 2020.

As of June 30, 2020
(In A$, except number of shares)
Ordinary Shares, no par value, 1,037,358,032 shares issued and outstanding (1)	160,703,754
Issued capital
Reserves	866,121
Accumulated losses	(154,419,061)
Total shareholders’ equity	7,150,814

(1)	The number of shares issued and outstanding excludes 70,550,000 ordinary shares issuable upon the exercise of 70,550,000 options, having exercise prices ranging from $A0.07 to $A0.11 per ordinary share having a weighted average exercise price of $A0.09 per ordinary share.

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares have traded on the ASX since our initial public offering on March 29, 2000. Since September 5, 2002 our ADRs have traded on the NASDAQ Capital Market and since April 8, 2019, when we changed our name to Alterity Therapeutics Limited, under the symbol “ATHE.”

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for ongoing and future clinical trials and research programs into the development of our proprietary compounds, including our compound ATH434 for Parkinsonian disorders, and for working capital purposes.  Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below, including any combination thereof:

●	to or through underwriters or dealers;

●	through one or more agents; or

●	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

●	at a fixed price, or prices, which may be changed from time to time;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions. The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

●	the name or names of any underwriters, dealers or agents, and the amounts of securities underwritten or purchased by each of them;

●	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In no event will any underwriter or dealer receive fees, commissions, and markups which, in the aggregate, would exceed 8% of the price of the shares being registered.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions, and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934, or the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF OUR SHARE CAPITAL

The concept of authorized share capital no longer exists in Australia and as a result, our authorized share capital is unlimited. All our outstanding ordinary shares are validly issued, fully paid and non-assessable. The rights attached to our ordinary shares are as follows:

Dividend rights. If our board of directors recommends a dividend, registered holders of our ordinary shares may declare a dividend by ordinary resolution in a general meeting. The dividend, however, cannot exceed the amount recommended by our board of directors. Our board of directors may declare an interim dividend. No dividend may be paid except out of our profits.

Voting rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required for an ordinary meeting of shareholders consists of at least two shareholders represented in person or by proxy who hold or represent, in the aggregate, at least one third of the voting rights of the issued share capital. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. At the reconvened meeting, the required quorum consists of any two members present in person or by proxy.

An ordinary resolution, such as a resolution for the declaration of dividends, requires approval by the holders of a majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting thereon. Under our Constitution, a special resolution, such as amending our Constitution, approving any change in capitalization, winding-up, authorization of a class of shares with special rights, or other changes as specified in our Constitution, requires approval of a special majority, representing the holders of no less than 75% of the voting rights represented at the meeting in person, by proxy or by written ballot, and voting thereon.

Pursuant to our Constitution, our directors are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting.

Rights in our profits. Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights in the event of liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Changing Rights Attached to Shares

According to our Constitution, in order to change the rights attached to any class of shares, unless otherwise provided by the terms of the class, such change must be adopted by a general meeting of the shareholders and by a separate general meeting of the holders of the affected class with a majority of 75% of the voting power participating in such meeting.

Annual and Extraordinary Meetings

Our Board of Directors must convene an annual meeting of shareholders at least once every calendar year, within five months of our last fiscal year-end balance sheet data. Notice of at least twenty-eight (28) days prior to the date of the meeting is required. An extraordinary meeting may be convened by the board of directors, if it decides or upon a demand of any directors, or of one or more shareholders holding in the aggregate at least five percent (5%) of our issued capital. An extraordinary meeting must be called not more than twenty-one (21) days after the request is made. The meeting must be held not later than two months after requested.

Limitations on the Rights to Own Securities in Our Company

Neither our Constitution nor the laws of the Commonwealth of Australia restrict in any way the ownership or voting of our shares.

Changes in Our Capital

Pursuant to the Listing Rules of the Australian Securities Exchange, our directors may in their discretion issue securities equal to not more than 25% of our issued capital within a 12-month period. Issuances of securities in excess of such amount require the approval of our shareholders by an ordinary resolution, unless made under an exception contained in the Listing Rules of the Australian Securities Exchange which includes, among other things, a pro rata offer to shareholders, offers or issues made under previously approved employee incentive schemes and share purchase plans under Australian law involving an offer of up to A$30,000 of shares at the applicable price.

DESCRIPTION OF OUR AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS represents sixty ordinary shares (or a right to receive sixty ordinary shares) deposited with HSBC Custody Nominees (Australia) Limited, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements issued by the depositary to the ADS holders entitled thereto.

 As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American depositary receipt. Directions on how to obtain copies of those documents are provided under “Where You Can Find Additional Information.”

Dividends and Other Distributions

If We Pay a Dividend or Other Distribution, How Will You Receive Dividends and Other Distributions on the Shares?

In the event that we pay a cash dividend or make another distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

●	Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

 If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

●	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

 The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How Are ADSs Issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How Do ADS Holders Cancel an ADS?

You may turn in your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How Do ADS Holders Interchange Between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How Do You Vote?

You may instruct the depositary to vote the deposited securities, but only if we ask the depositary to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Australia and our Constitution, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:	For:
• US$3.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•     Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•     Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• US$0.003 (or less) per ADS	• Any cash distribution to you
• A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
• US$1.50 (or less) per ADR	• Transfers, combination and split-up of ADRs
• Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • Converting foreign currency to U.S. dollars
• Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The Bank of New York Mellon, as depositary, has agreed to reimburse us for expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and Nasdaq application and listing fees. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amount of fees the depositary collects from investors.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•     Change the nominal or par value of our shares

•     Reclassify, split up or consolidate any of the deposited securities

•     Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

•      The securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities

•      The depositary may, and will if we ask it to, deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How May the Deposit Agreement Be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement Be Terminated?

The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 90 days shall have expired after the depositary shall have delivered to our company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

●	are not liable if either of us exercises discretion permitted under the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if it involves expenses or liability unless you furnish satisfactory indemnity;

●	may rely upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit and any other holder of ADSs or any other person if we believe in good faith such person is competent to give such advice or information.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

●	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

●	When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

●	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited and assigns all beneficial rights, title and interest in such shares or ADSs to the depositary; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the deposited shares, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

TAXATION

If required, the material Australian and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares represented by ADSs in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

●	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

●	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

●	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

●	any applicable material U.S. federal or Australian income tax consequences;

●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

●	if applicable, the date from and after which the warrants and the ordinary shares will be separately transferable;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

●	information with respect to book-entry procedures, if any;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions;

●	whether the warrants are to be sold separately or with other securities as parts of units; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

●	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Australia has largely abolished exchange controls on investment transactions. The Australian dollar is freely convertible into U.S. dollars. In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital, or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transactions, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

In March 2020 the Australian government made temporary changes which had the effect of removing certain exemptions from the requirement for foreign persons to notify to the Foreign Investments Review Board (“FIRB”) and obtain approval from the Australian Treasurer for acquisitions of interests in Australian companies. Those changes reduced the threshold values below which a range of exemptions to notification or approval applied to zero. However the other conditions for determining whether notification or approval is required have not been altered. As a consequence, subject to a limited exception for pro rata offers to shareholders, acquisitions of interests by a foreign person, together with associates, of 20% or more in our issued voting shares require notification and approval. An acquisition of an interest in 10% or more of our issued voting shares by a foreign government investor, or where a foreign investor has a legal arrangement in place with us or is in a position to participate in, influence or control the management of our company, requires notification to FIRB and approval. The notification and approval requirements also apply to acquisitions that increase interests that are already above these levels. If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time.

It is not known when the temporary measures will cease to apply or may be changed. If the temporary measures cease to apply and no further changes are made before or at the time they cease to apply:

●	Under the Takeovers Act, as in effect before the temporary changes referred to above came into force, any foreign person, together with associates, is prohibited from acquiring 20% or more of the shares in any company having total assets of A$275 million or more. In addition, a foreign person may not acquire shares in a company having total assets of A$275 million or more if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer. However for U.S. investors and investors from certain other countries, a threshold of A$1,192 million applied (except in certain circumstances) to each of the previous acquisitions. A “U.S. investor” is defined by the Takeovers Act as a U.S. national or a U.S. enterprise.

●	If the necessary approval is not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time. Under the Australian foreign investment policy in effect before the temporary changes referred to above came into force, however, it was unlikely that the Treasurer would make such an order where the level of foreign ownership exceeds 40% in the ordinary course of trading, unless the Treasurer finds that the acquisition is contrary to the national interest. The same rule applied if the total holdings of all foreign persons and their associates already exceeded 40% and a foreign person (or its associate) acquired any further shares, including in the course of trading in the secondary market of the ADSs. At present, we do not have total assets of A$275 million.

If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Takeovers Act. In such event, we would be required to obtain the approval of the Treasurer for our company, together with our associates, to acquire (i) more than 20% of an Australian company or business (if the temporary measures cease to apply, of an Australian company or business with assets totaling over A$275 million); or (ii) any direct or indirect ownership interest in Australian residential real estate.

The percentage of foreign ownership in our company would also be included in determining the foreign ownership of any Australian company or business in which it may choose to invest. Since we have no current plans for any such acquisitions and do not own any property, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of property in Australia.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires the transfer of shares in our company to be made in writing. No stamp duty will be payable in Australia on the transfer of ADSs.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19715. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fee	US$	5,445
FINRA fee		8,000
EDGAR and printing fees		1,000
Legal fees and expenses		10,000
Accounting fees and expenses		20,000
Depositary fees and expenses		4,000
Miscellaneous		2,000
Total	US$	60,445

LEGAL MATTERS

The validity of the securities offered hereunder will be passed upon for us by Quinert Rodda & Associates Pty Ltd., Melbourne, Australia, our Australian counsel. Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2020 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

●	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2020; , as filed with the Commission on September 15, 2020;

●	Our Reports on Form 6-K filed with or furnished to the SEC on September 18, 2020 and September 21, 2020;

●	The description of our ADRs contained in our Form 20-F for the fiscal year ended June 30, 2020.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to:

Alterity Therapeutics Limited

Level 3, 460 Bourke Street

Melbourne, Victoria 3000 Australia

Attn.: Kathryn Andrews, Chief Financial Officer

Telephone number +61-3-9349-4906.

You may also obtain information about us by visiting our website at http://www.alteritytherapeutics.com. Information contained in our website is not part of this prospectus.

We are an Australian company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We make all required filings with the SEC electronically, and these filings are available over the Internet at the SEC’s website at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Australian experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of such directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

US$ 50,000,000

Alterity Therapeutics Limited

Ordinary Shares represented by American Depositary Shares

PROSPECTUS SUPPLEMENT

B. Riley Securities	JonesTrading

December 16, 2020